 SECOND AMENDMENT
TO THE
MCINTOSH STATE BANK
SALARY CONTINUATION AGREEMENT
DATED DECEMBER 19, 2002
AND AMENDED JANUARY 9, 2007
FOR
WILLIAM K. MALONE

THIS SECOND AMENDMENT is adopted this 30th day of November, 2008, by and between MCINTOSH STATE BANK, a state-chartered commercial bank located in Jackson, Georgia (the “Company”), and WILLIAM K. MALONE (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement on December 19, 2002 effective as of January 1, 2003, and executed a First Amendment on January 9, 2007 (the “Agreement”).

The undersigned hereby amend the Agreement to reflect the final 409A Treasury Regulations. Therefore, the following changes shall be made:

Section 1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1
“Change in Control” means a change in the ownership or effective control of the Company or any entity which is the majority shareholder of the Company, or in the ownership of a substantial portion of the assets of the Company or any entity which is the majority shareholder of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 1.3 of the Agreement shall be deleted in its entirety and replaced by the following:

1.3
“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

Sections 2.4, 2.4.1 and 2.4.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.4
Disability Benefit.  If the Executive experiences Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1
Amount of Benefit.  The benefit under this Section 2.4 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date on which Disability first occurs, determined by vesting the Executive in one hundred percent (100%) of the Benefit Level set forth on Schedule A.

2.4.2
Distribution of Benefit.  The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the first occurrence of Disability.  The annual benefit shall be distributed to the Executive for eighteen (18) years.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Second Amendment.

Executive:                                                                                     MCINTOSH STATE BANK

/s/  William K. Malone                                                                By /s/  James P. Doyle
WILLIAM K. MALONE                                                            Title    Executive Vice President